Exhibit 99.2

TransAct Technologies Announces Pricing of Underwritten Public Offering of Common Stock

Hamden, CT – August 12, 2021 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct,” the “Company,” “we” or “our”), a global leader in software-driven technology and printing solutions for high-growth markets, today announced the pricing of an underwritten public offering of 732,500 newly issued shares of its common stock at a price of $14.50 per share. The proceeds to the Company from the offering are expected to be approximately $10.6 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. TransAct has also granted to the underwriters of the offering a 30-day option to purchase an additional 109,875 shares of common stock to cover overallotments in connection with the offering. The offering is expected to close on August 16, 2021, subject to customary closing conditions.

Roth Capital Partners is acting as the sole book-running manager for the offering, and Craig-Hallum Capital Group and Barrington Research Associates, Inc. are acting as co-managers for the offering.

TransAct intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include funding the further development of TransAct’s food service technology business and related sales, marketing and product development efforts, technology improvements and personnel costs in support of TransAct’s growth strategy.

A shelf registration statement relating to the shares of common stock to be issued in the offering was filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2020 and is effective, and an additional registration statement on Form S-3 was filed with the SEC on August 11, 2021 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and became immediately effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering have been filed with the SEC, and a final prospectus supplement and accompanying base prospectus describing the final terms of the offering will be filed with the SEC and, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Suite 400, Newport Beach, CA 92660, by email at rothecm@roth.com or by telephone at (800) 678-9147, or by accessing the SEC’s website, www.sec.gov.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA! ™, AccuDate™, EPICENTRAL®, Epic, Ithaca® and Printrex® brands. TransAct has sold over 3.5 million printers, terminals and other hardware devices around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

TransAct®, BOHA!™, AccuDate™, Epic, EPICENTRAL®, Ithaca® and Printrex® are trademarks of TransAct Technologies Incorporated. ©2021 TransAct Technologies Incorporated. All rights reserved.

Forward-Looking Statements

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “plan” or “continue,” or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, the adverse effects of the COVID-19 pandemic, related vaccination rates and the emergence of virus variants on our business, operations, financial condition, results of operations and capital resources, including as a result of supply chain disruptions, shutdowns and/or operational restrictions imposed on our customers, an inability of our customers to make payments on time or at all, diversion of management attention, necessary modifications to our business practices and operations, cost cutting measures we have made and may continue to make, a possible future reduction in the value of goodwill or other intangible assets, inadequate manufacturing capacity or a shortfall or excess of inventory as a result of difficulty in predicting manufacturing requirements due to volatile economic conditions, price increases or decreased availability of component parts or raw materials, exchange rate fluctuations, volatility of and decreases in trading prices of our common stock and the availability of needed financing on acceptable terms or at all; our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition; our reliance on an unrelated third party to develop, maintain and host certain web-based food service application software and develop and maintain selected components of our downloadable software applications pursuant to a non-exclusive license agreement, and the risk that interruptions in our relationship with that third party could materially impair our ability to provide services to our food service technology customers on a timely basis or at all and could require substantial expenditures to find or develop alternative software products; our ability to successfully transition our business into the food service technology market; our ability to fully remediate a previously disclosed material weakness in our internal control over financial reporting; risks associated with potential future acquisitions; general economic conditions; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our dependence on significant suppliers; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States; our dependence on technology licenses from third parties; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to protect intellectual property; the effect of the United Kingdom’s withdrawal from the European Union; and other risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other reports filed with the SEC. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as required by applicable law.

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Investor Contact:

Bart Shuldman	Michael Bowen	Ryan Gardella
Chairman and Chief Executive Officer	ICR, Inc.	ICR, Inc.
TransAct Technologies Incorporated	Michael.Bowen@icrinc.com	Ryan.Gardella@icrinc.com
702-388-8180	203-682-8299	203-682-8240